EXHIBIT 23.3

                      CONSENT OF McDONALD INVESTMENTS INC.

        We hereby consent to the use of our opinion letter dated August ##, 2001 to the Board of Directors of Minnequa Bancorp, Inc and to the references to our firm in the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger between Zions Bancorporation and Minnequa Bancorp, Inc.

        In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.



/s/ McDonald Investments Inc.
McDonald Investments Inc.

October 1, 2001